Exhibit 3.2 Amendment of Bylaws

Article IX
Fiscal Year

Article IX is hereby deleted in its entirety and replaced with the following:

“The fiscal year of this corporation shall be the period beginning with the opening of business on January 1 and ending with the close of business on December 31 of each year.”